Exhibit 99.19

Form for Executive Officers Outside of any Equity Plan (with Change of Control)

STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT (the “Agreement”), effective as of the Grant Date (as defined below), by and between WisdomTree Investments, Inc., a Delaware corporation (the “Company”), and the employee of WisdomTree Asset Management, Inc. (“WTAM”), a wholly-owned subsidiary of the Company, whose name is set forth on the signature page of this Agreement (the “Employee”).

WHEREAS, effective as of the Grant Date set forth on Schedule A included on the signature page of this Agreement (the “Grant Date”), the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Committee”) authorized the grant to the Employee of an option (the “Option”) to purchase an aggregate of number of shares of the authorized but unissued common stock, $.01 par value, of the Company (“Common Stock”) as set forth on Schedule A, outside of any of the Company’s existing equity plans and pursuant to the terms but pursuant to the terms and conditions set forth in this Agreement, and conditioned upon the Employee’s acceptance of the grant of the Option upon the terms and conditions set forth in this Agreement; and

WHEREAS, the Employee desires to acquire the Option upon the terms and conditions set forth in this Agreement;

IT IS AGREED:

1. Grant of Stock Option. The Company hereby grants the Employee the Option to purchase all or any part of an aggregate number of shares of Common Stock as set forth on Schedule A (“Option Shares”) on the terms and conditions set forth herein. Although the Option has been granted outside of any of the Company’s existing equity plans, as between the Company and the Employee, the Option in all respects shall be treated and this Agreement shall be construed and interpreted as if the Option were granted pursuant to the terms and conditions of the Company 2005 Performance Equity Plan (the “Plan”). Reference is hereby made to the provisions of Section 15.2 herein.

2. Non-Qualified Stock Option. The Option represented hereby is not intended to be an Option which qualifies as an “Incentive Stock Option” under Section 422 of the Internal Revenue Code of 1986, as amended.

3. Exercise Price. The exercise price per share of the Option is as set forth on Schedule A, subject to adjustment as hereinafter provided. The exercise price is at least 100% of the Fair Market Value (as defined in the Plan) of the Company’s Common Stock on the Grant Date.

4. Exercisability. This Option shall be exercisable, subject to the terms and conditions of this Agreement, as set forth on Schedule A. After a portion of the Option becomes exercisable, such portion shall remain exercisable, except as otherwise provided herein, until the close of business on the day immediately preceding the tenth anniversary of the Grant Date (“Exercise Period”). Notwithstanding the forgoing vesting provisions of this Section 4, in the event of a “change of control” (as defined below) while the Employee is employed by WTAM, the vesting of this Option shall accelerate and all the Option Shares shall be purchasable by Employee simultaneous with such change of control. For the purposes of this Agreement, a change of control shall mean (i) the acquisition by any “person” (as defined in Section 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than a stockholder of the Company that, as of the close of business on the date of this Agreement, is the

Form for Executive Officers Outside of any Equity Plan (with Change of Control)

beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of 10% or more of the outstanding voting securities of the Company, of more than 50% of the combined voting power of the then outstanding voting securities of the Company or (ii) the sale by the Company of all, or substantially all, of the assets of the Company to one or more purchasers, in one or a series of related transactions, where the transaction or transactions require approval pursuant to Delaware law by the stockholders of the Company.

5. Effect of Termination of Employment.

5.1 Termination Due to Death. If Employee’s employment by WTAM terminates by reason of death, the portion of the Option, if any, that was exercisable as of the date of death may thereafter be exercised by the legal representative of the estate or by the legatee of the Employee under the will of the Employee for a period of one (1) year from the date of such death or until the expiration of the Exercise Period, whichever period is shorter. The portion of the Option, if any, which was not exercisable as of the date of death, shall immediately expire upon death.

5.2 Termination Due to Disability. If Employee’s employment by WTAM terminates by reason of Disability, the portion of the Option, if any, that was exercisable as of the date of termination of employment may thereafter be exercised by Employee for a period of one (1) year from the date of termination of employment or until the expiration of the Exercise Period, whichever period is shorter. The portion of the Option, if any, which was not exercisable as of the date of such termination of employment, shall immediately expire on the date of such termination of employment.

5.3 Other Termination.

(a) Termination by WTAM.

(i) Without Cause. Subject to Sections 5.1 and 5.2, if Employee’s employment is terminated by WTAM for any reason other than for Cause, then the portion of the Option, if any, that was exercisable as of the date of termination of employment, as well as any portion that would have otherwise vested during the one (1) year period immediately following the date of termination of employment, may thereafter be exercised by the Employee for a period of three (3) years from the date of termination of employment or until the expiration of the Exercise Period, whichever is shorter. The portion of the Option, if any, that was not exercisable as of the date of such termination of employment and which would not have otherwise vested during the one (1) year period immediately following the date of termination of employment, shall immediately expire on the date of such termination of employment.

(ii) For Cause. If the Employee’s employment is terminated by WTAM for Cause, (i) this Option, whether or not exercisable, shall immediately expire and (ii) the Company may require the Employee to return to the Company the economic value of any Option Shares purchased hereunder by the Employee within the six (6) month period prior to the date of such termination of employment. In such event, the Employee hereby agrees to remit to the Company, in cash, an amount equal to the difference between the Fair Market Value of the Option Shares on the date of such termination of employment (or the sales price of such shares if the Option Shares were sold during such six (6) month period) and the Exercise Price of such shares.

Form for Executive Officers Outside of any Equity Plan (with Change of Control)

(b) Termination by Employee.

(i) For “good reason”. If Employee’s employment by WTAM is terminated by Employee for “good reason” (as defined in the then effective employment agreement between the Employee and WTAM), then the portion of the Option, if any, that was exercisable as of the date of termination of employment, as well as any portion that would have otherwise vested during the one (1) year period immediately following the date of termination of employment, may thereafter be exercised by the Employee for a period of three (3) years from the date of termination of employment or until the expiration of the Exercise Period, whichever is shorter. The portion of the Option, if any, that was not exercisable as of the date of such termination of employment and which would not have otherwise vested during the one (1) year period immediately following the date of termination of employment, shall immediately expire on the date of such termination of employment.

(ii) For other then ‘good reason”. If Employee’s employment by WTAM is terminated by Employee for any reason other than “good reason” (as defined in the then effective employment agreement between the Employee and WTAM), then the portion of the Option, if any, that was exercisable as of the date of termination of employment may thereafter be exercised by the Employee until ninety (90) days from the date of termination of employment or until the expiration of the Exercise Period, whichever is shorter. The portion of the Option, if any, which was not exercisable as of the date of such termination of employment, shall immediately expire on the date of such termination of employment.

5.4 “Employment”. The Employee shall be considered to be employed by WTAM pursuant to this Section 5 if the Employee is an officer, director or full-time employee of the WTAM (or of the Company or any parent, subsidiary or affiliate of the Company) or if the Committee (or the Board in the absence of a decision by the Committee or in over-riding the decision of the Committee) determines in its sole and absolute discretion that the Employee is rendering substantial services to the Company as a part-time employee, consultant or contractor of the Company (or of any parent, subsidiary or affiliate of the Company, including WTAM). The Committee (or the Board in the absence of a decision by the Committee or in over-riding the decision of the Committee) shall have the sole and absolute discretion to determine whether the Employee has ceased to be employed by the WTAM and the effective date on which such employment terminated.

5.5 No Right to Employment. Nothing in this Agreement shall confer on the Employee any right to continue in the employ of, or other relationship with, WTAM or the Company (or with any parent, subsidiary or affiliate of the Company) or limit in any way the right of WTAM or the Company (or of any parent, subsidiary or affiliate of the Company) to terminate the Employee’s employment or other relationship with WTAM or the Company (or with any parent, subsidiary or affiliate of the Company) at any time, with or without cause.

6. Withholding Tax. Not later than the date as of which an amount first becomes includible in the gross income of the Employee for Federal income tax purposes with respect to the Option, the Employee shall pay to WTAM, or make arrangements satisfactory to WTAM regarding the payment of, any Federal, state and local taxes of any kind required by law to be withheld or paid with respect to such amount. Notwithstanding anything in this Agreement to the contrary, the obligations of the Company under the Plan and pursuant to this Agreement shall be conditional upon such payment or arrangements with WTAM and WTAM shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Employee from WTAM.

Form for Executive Officers Outside of any Equity Plan (with Change of Control)

7. Adjustments. In the event of any merger, reorganization, consolidation, dividend (other than cash dividend), stock split, reverse stock split, or similar change in corporate structure affecting the number of issued shares of Common Stock, the Company shall proportionally adjust the number and kind of Option Shares and the exercise price of the Option in order to prevent the dilution or enlargement of the Employee’s proportionate interest in the Company and Employee’s rights hereunder, provided that the number of Option Shares shall always be a whole number.

8. Method of Exercise.

8.1 Notice to the Company. The Option shall be exercised in whole or in part by written notice in substantially the form attached hereto as Exhibit A directed to the Company at its principal place of business accompanied by full payment as hereinafter provided of the exercise price for the number of Option Shares specified in the notice.

8.2 Delivery of Option Shares. The Company shall deliver a certificate for the Option Shares to the Employee (or, in the discretion of the Company, arrange for electronic credit of the Option Shares to an account maintained by Employee at a brokerage firm designated by the Employee) as soon as practicable after payment therefor.

8.3 Payment of Purchase Price. The Employee shall make payment for the Option Shares by any one or more of the following methods set forth in this Section 8.3.

8.3.1 Cash Payment. The Employee shall make cash payments by wire transfer, certified check or bank check, in each case payable to the order of the Company; the Company shall not be required to deliver certificates for Option Shares until the Company has confirmed the receipt of good and available funds in payment of the purchase price thereof.

8.3.2 Payment through Bank or Broker. The Employee may make arrangements satisfactory to the Company with a bank or a broker who is member of a national securities exchange or of the National Association of Securities Dealers, Inc. to either (a) sell on the exercise date a sufficient number of the Option Shares being purchased so that the net proceeds of the sale transaction will at least equal the Exercise Price multiplied by the number of Option Shares being purchased pursuant to such exercise, plus the amount of any applicable withholding taxes and pursuant to which the bank or broker undertakes irrevocably to deliver the full Exercise Price multiplied by the number of Option Shares being purchased pursuant to such exercise, plus the amount of any applicable withholding taxes to the Company on a date satisfactory to the Company, but no later than the date on which the sale transaction would settle in the ordinary course of business or (b) obtain a “margin commitment” from the bank or broker pursuant to which the bank or broker undertakes irrevocably to deliver the full Exercise Price multiplied by the number of Option Shares being purchased pursuant to such exercise, plus the amount of any applicable withholding taxes to the Company, immediately upon receipt of the Option Shares.

Form for Executive Officers Outside of any Equity Plan (with Change of Control)

8.3.3 Cashless Payment.

(a) The Employee may, in his or her sole discretion, use shares of Common Stock of the Company that were owned by the Employee for more than six (6) months (and which have been paid for within the meaning of Rule 144 promulgated by the Securities and Exchange Commission (“Commission”) and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares), or that were obtained by the Employee in the open public market, to pay the purchase price for the Option Shares by delivery of one or more stock certificates in negotiable form which are effective to transfer good and valid title thereto to the Company, free of any liens or encumbrances. Shares of Common Stock used for this purpose shall be valued at Fair Market Value on the date of exercise.

(b) If, at the time the Employee desires to exercise all or a part of the Option, the Option Shares have not been registered under the Securities Act of 1933, as amended (“1933 Act”), and under the Securities Exchange Act of 1934, as amended (“Exchange Act”), then, at the election of the Employee, the Exercise Price for any or all of the Option Shares to be acquired may be paid by the surrender of any unexercised portion of the Option having a “value” equal to the Exercise Price multiplied by the number of Option Shares to be purchased. The “value” of a surrendered portion of the Option means, as of the exercise date, an amount equal to the excess of the total Fair Market Value of the shares of Common Stock underlying the surrendered portion of the Option over the total Exercise Price of such shares of Common Stock underlying the surrendered portion of the Option.

8.3.4 Exchange Act Compliance. Notwithstanding the foregoing, the Company shall have the right to reject payment in the form of Common Stock if in the opinion of counsel for the Company, (i) it could result in an event of “recapture” under Section 16(b) of the Exchange Act; or (ii) such shares of Common Stock may not be sold or transferred to the Company.

9. Market Standoff Agreement. The Employee agrees that, in connection with the first firm commitment underwritten public offering of the Company’s securities after November 10, 2004 that raises at least $15,000,000 in gross proceeds, upon the request of the Company or the underwriters managing any public offering of the Company’s securities, the Employee will not sell or otherwise dispose of any Option Shares (including without limitation sale of Option Shares in connection with the exercise method set forth in Section 8.3.2, but expressly excluding the use of Common Stock in connection with the exercise method set forth in Section 8.3.3.) or any other securities of the Company without the prior written consent of the Company or such underwriters, as the case may be, for such period of time from the effective date of such registration, not exceeding one hundred eighty (180) days, as the Company or the underwriters may specify for the Company’s employee stockholders generally; provided, that all executive officers, directors and holders of more than 5% of the Company’s then outstanding capital stock agree to the same restriction. The Employee understands and agrees that, in order to ensure compliance with the market standoff agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent.

Form for Executive Officers Outside of any Equity Plan (with Change of Control)

10. Notice of Disqualifying Disposition of Incentive Stock Option Shares. If the Option granted to the Employee herein is an Incentive Stock Option, and if the Employee sells or otherwise disposes of any of the Option Shares acquired pursuant to a whole or partial exercise the Option prior to the later of (a) the second anniversary of the Grant Date, or (b) the first anniversary of the date of exercise of such Option Shares, the Employee shall immediately notify the Company in writing of such sale or disposition. The Employee acknowledges and agrees that the Employee may be subject to income and other tax withholding by the Company on the compensation income recognized by the Employee from any such sale or disposition. The Employee hereby authorizes his/her broker(s) to provide the Company, promptly at the Company’s request, with any information concerning the Option Shares, now or previously in Employee’s account(s) with such broker(s), as the Company may request. The Employee agrees that this authorization may not be revoked or modified in any manner except pursuant to a writing signed by both the Employee and the Company.

11. Nonassignability. The Option shall not be assignable or transferable except by will or by the laws of descent and distribution in the event of the death of the Employee. Notwithstanding the foregoing, the Employee, with the approval of the Committee, may transfer the Option (i) (A) by gift, for no consideration, or (B) pursuant to a domestic relations order, in either case, to or for the benefit of the Employee’s Immediate Family (as defined in the Plan), or (ii) to an entity in which the Employee and/or members of the Employee’s Immediate Family own more than fifty percent of the voting interest, in exchange for an interest in that entity, provided that such transfer is being made for estate, tax and/or personal planning purposes and will not have adverse tax consequences to the Company and subject to such limits as the Committee may establish and the execution of such documents as the Committee may require. In such event, the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer.

12. Company Representations. The Company hereby represents and warrants to the Employee that:

(a) the Company, by appropriate and all required action, is duly authorized to enter into this Agreement and consummate all of the transactions contemplated hereunder; and

(b) the Option Shares, when issued and delivered by the Company to the Employee in accordance with the terms and conditions hereof, will be duly and validly issued and fully paid and non-assessable.

13. Employee Representations. The Employee hereby represents and warrants to the Company that:

(a) he or she is acquiring the Option and shall acquire the Option Shares for his or her own account and not with a view towards the distribution thereof;

(b) the Company has made available to his or her a copy of the Company’s current information made available to the public pursuant to Commission Rule 15c2-11, and a copy of the Plan in effect as of the Grant Date;

(c) he or she understands that he or she must bear the economic risk of the investment in the Option Shares, which cannot be sold by him or her unless they are registered under the 1933 Act or an exemption therefrom is available thereunder and that the Company is under no obligation to register the Option Shares for sale under the 1933 Act;

Form for Executive Officers Outside of any Equity Plan (with Change of Control)

(d) in his or her position with the Company, he or she has had both the opportunity to ask questions and receive answers from the officers and directors of the Company and all persons acting on its behalf concerning the terms and conditions of the offer made hereunder and to obtain any additional information to the extent the Company possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of the information obtained pursuant to clause (b) above;

(e) he or she is aware that the Company shall place stop transfer orders with its transfer agent against the transfer of the Option Shares in the absence of registration under the 1933 Act or an exemption therefrom as provided herein; and

(f) he or she understands and agrees that the certificates evidencing the Option Shares may bear the following legends:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”) and may not be sold, pledged, hypothecated or otherwise transferred in the absence of an effective registration statement or an exemption therefrom under the Act.”

“The shares represented by this certificate have been acquired pursuant to a Stock Option Agreement between the Company and the holder, a copy of which is on file with the Company, and may not be transferred, pledged or disposed of except in accordance with the terms and conditions thereof.”

14. Restriction on Transfer of Stock Option Agreement and Option Shares. Notwithstanding anything in this Agreement to the contrary, and in addition to the provisions of Sections 9 and 11 of this Agreement, the Employee hereby agrees that he or she shall not sell, transfer by any means or otherwise dispose of the Option Shares acquired by him or her without registration under the 1933 Act, or in the event that they are not so registered, unless (a) an exemption from the 1933 Act registration requirements is available thereunder, and (b) the Employee has furnished the Company with notice of such proposed transfer and the Company’s legal counsel, in its reasonable opinion, shall deem such proposed transfer to be so exempt.

15. Miscellaneous.

15.1 Notices. All notices, requests, deliveries, payments, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be either delivered personally or by private courier (e.g., Federal Express), or sent by registered or certified mail, return receipt requested, postage prepaid, to the Company and WTAM at their principal executive offices and to the Employee at his or her last known residence address as indicated in the employment records of the Company or WTAM as the case may be, or to such other address as either shall have specified by notice in writing to the others. Notice shall be deemed duly given hereunder when delivered in person or by private courier, or on the third business day following deposit in the United States mail as set forth above.

Form for Executive Officers Outside of any Equity Plan (with Change of Control)

15.2 Plan Paramount; Conflicts with Plan. Notwithstanding that the Option has been granted outside of any of the Company’s equity Plans, as between the Company and the Employee, the Option in all respects shall be treated and this Agreement shall be construed and interpreted as if the Option were granted pursuant to the terms and conditions of the Plan. In the event of a conflict between the provision of the Plan and the provisions of this Agreement, the provisions of the Plan shall in all respects be controlling. The forgoing provisions of this Section 15.2 shall not be deemed to mean that the Option is invalid in anyway because at the time of the grant of the Option there were insufficient shares available for grant under the Plan.

15.3 Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity. All rights and remedies, whether conferred by this Agreement, by any other instrument or by law, shall be cumulative, and may be exercised singularly or concurrently.

15.4 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior undertakings and agreements, oral or written, with respect to the subject matter hereof. This Agreement may not be contradicted by evidence of any prior or contemporaneous agreement. To the extent that the policies and procedures of WTAM or the Company apply to the Employee and are inconsistent with the terms of the Agreement, the provisions of this Agreement shall control.

15.5 Binding Effect; Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, to the extent not prohibited herein, their respective heirs, successors, assigns and representatives.

15.6 Severability; Enforcement. If any provision of this Agreement is held invalid, illegal or unenforceable in any respect (an “Impaired Provision”), (a) such Impaired Provision shall be interpreted in such a manner as to preserve, to the maximum extent possible, the intent of the parties, (b) the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and (c) such decision shall not affect the validity, legality or enforceability of such Impaired Provision under other circumstances. The parties agree to negotiate in good faith and agree upon a provision to substitute for the Impaired Provision in the circumstances in which the Impaired Provision is invalid, illegal or unenforceable.

15.7 Rights of Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

15.8 Headings. The Section headings used herein are for convenience only and do not define, limit or construe the content of such sections. All references in this Agreement to Section numbers refer to Sections of this Agreement, unless otherwise indicated.

Form for Executive Officers Outside of any Equity Plan (with Change of Control)

15.9 No Duty to Disclose. The Employee acknowledges and agrees that, except for the information provided to the Employee by the Company pursuant to Sections 13(b) and 13(d) prior to execution of this Agreement, neither the Company nor any of the Company’s officers, directors, shareholders, employees, agents or representatives has any duty or obligation to disclose to the Employee any information whatsoever, including but not limited to information concerning the Company that might if made public affect the value of the Option Shares. Such information includes without limitation any information concerning the Company’s actual or potential financial performance, actual or potential material contracts to which the Company is or may become a party, or actual or potential material transactions that involve or may involve the Company, including but not limited to Plan to effect a merger or to acquire or dispose of a material amount of assets. The Employee acknowledges and understands that he or she (a) might exercise his or her Option (or a portion thereof) prior to the public dissemination of such information, and that the value of the Option Shares may decrease after the public dissemination of such information, or (b) might exercise his or her Option (or a portion thereof) and sell, pledge or encumber the Option Shares (or a portion thereof) prior to the public dissemination of such information, and that the value of the Option Shares may increase after the public dissemination of such information; and the Employee acknowledges and agrees that he or she will not bring or participate in any claim whatsoever against the Company or against any of the Company’s officers, directors, shareholders, employees, agents or representatives related to the failure to have disclosed such information prior to the Employee’s exercise of the Option and/or sale, pledge or encumbrance of the Option Shares.

15.10 Agreement to Arbitrate. The Employee, the Company and WTAM recognize that differences may arise between them during or following the Employee’s employment by WTAM, and that those differences may or may not be related to the grant of the Option herein or to the Employee’s employment. The Employee understands and agrees that by entering into this Agreement, the Employee anticipates the benefits of a speedy, impartial dispute-resolution procedure of any such differences. As used in this Section 15.10 and its subparts, the “Company” shall refer to the Company and to WTAM and all successors and assigns of either of them.

(a) Arbitrable Claims. (i) ALL DISPUTES BETWEEN THE EMPLOYEE (AND HIS OR HER PERMITTED SUCCESSORS AND ASSIGNS) AND THE COMPANY (AND ITS AFFILIATES, STOCKHOLDERS, DIRECTORS, OFFICERS, AGENTS AND PERMITTED SUCCESSORS AND ASSIGNS) RELATING IN ANY MANNER WHATSOEVER TO EMPLOYEE’S EMPLOYMENT BY THE COMPANY OR WTAM, AS THE CASE MAY BE, OR TO THE TERMINATION THEREOF, INCLUDING WITHOUT LIMITATION ALL DISPUTES ARISING UNDER THIS AGREEMENT (COLLECTIVELY, “ARBITRABLE CLAIMS”), SHALL BE RESOLVED EXCLUSIVELY BY BINDING ARBITRATION. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation (including but not limited to claims alleging unlawful harassment or discrimination in violation of Title VII and/or Title IX of the U.S. Code, of the Age Discrimination in Employment Act, of the Americans with Disabilities Act, of state statute, or otherwise), excepting only claims under applicable workers’ compensation law and unemployment insurance claims. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Except as provided in Section 15.10(a)(ii), the Arbitrator (as defined below) shall decide whether a claim is an Arbitrable Claim. THE COMPANY AND THE EMPLOYEE HEREBY WAIVE ANY RIGHTS THAT THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.

Form for Executive Officers Outside of any Equity Plan (with Change of Control)

(ii) Notwithstanding anything herein to the contrary, the Company may enforce in court, without prior resort to arbitration, any claim concerning actual or threatened unfair competition and/or the actual or threatened use and/or unauthorized disclosure of confidential or proprietary information of the Company and/or to enforce any restrictive covenant contained in the then effective employment agreement between WTAM and the Employee. The court shall determine whether a claim concerns actual or threatened unfair competition and/or the actual or threatened use and/or unauthorized disclosure of confidential or proprietary information of the Company and/or the enforcement of any restrictive covenant contained in the then effective employment agreement between WTAM and the Employee.

(b) Arbitration Procedure.

(i) American Arbitration Association Rules; Initiation of Arbitration; Location of Arbitration. Arbitration of Arbitrable Claims shall be in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA Rules”), except as provided otherwise in this Agreement. Arbitration shall be initiated by providing written notice to the other party with a statement of the claim(s) asserted, the facts upon which the claim(s) are based, and the remedy sought. This notice shall be provided to the other party within six (6) months of the acts or omissions complained of. Any claim not initiated within this limitations period shall be null and void, and the Company and the Employee waive all rights under statutes of limitation of different duration. The arbitration shall take place in New York, New York.

(ii) Selection of Arbitrator. All disputes involving Arbitrable Claims shall be decided by a single arbitrator (the “Arbitrator”), who shall be selected as follows. The American Arbitration Association (“AAA”) shall give each party a list of eleven (11) arbitrators drawn from its panel of employment arbitrators (the “Name List”). Each party may strike up to six (6) names on the Name List it deems unacceptable, and shall notify the other party of the names it has stricken, within fourteen (14) calendar days of the date the AAA gave notice of the Name List. If only one common name on the Name List remains unstricken by the parties, that individual shall be designated as the Arbitrator. If more than one common name remains on the Name List unstricken by parties, Employee shall strike one of the remaining names and notify the Company, within seven (7) calendar days of notification of the list of unstricken names. If, after Employee strikes a name as set forth in the preceding sentence, there is still two or more unstricken names, the Company and the Employee shall alternately strike names (with the Company having the next strike) and notify the other party of the stricken name within seven (7) calendar days, until only one remains. If no common name on the initial Name List remains unstricken by the parties, the AAA shall furnish an additional list or lists, and the parties shall proceed as set forth above, until an Arbitrator is selected.

(iii) Conduct of the Arbitration.

(A) Discovery. To help prepare for the arbitration, the Employee and the Company shall be entitled, at their own expense, to learn about the facts of a claim before the arbitration begins. Each party shall have the right to take the deposition of one (1) individual and any expert witness designated by another party. Each party also shall have the right to make requests for production of documents to any party. Additional discovery may be had only where the Arbitrator so orders, upon a showing of substantial need. At least thirty (30) days before the arbitration, the parties must exchange lists of witnesses, including any expert witnesses, and copies of all exhibits intended to be used at the arbitration.

Form for Executive Officers Outside of any Equity Plan (with Change of Control)

(B) Authority. The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The Arbitrator shall have the authority to award equitable relief, damages, costs and fees as provided by the law for the particular claim(s) asserted. The arbitrator shall not have the power to award remedies or relief that a New York court could not have awarded. The Federal Rules of Evidence shall apply. The burden of proof shall be allocated as provided by applicable law. Except as provided in Section 15.10(a)(ii), the Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of the Agreement, including but not limited to any claim that all or any part of any of the Agreement is void or voidable and any assertion that a dispute between the Employee and the Company is not an Arbitrable Claim. The arbitration shall be final and binding upon the parties.

(C) Costs. Either party, at its expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of the proceedings. If the Arbitrator orders a stenographic record, the parties shall split the cost. Except as otherwise provided in this Section 15.10, the Employee and the Company shall equally share the fees and costs of the arbitration and the Arbitrator. The reference to “the fees and costs of the arbitration and the Arbitrator” in the preceding sentence is not intended to included the fees and expense of either party’s legal counsel or other advisors, but merely the fees and costs imposed on the parties by the AAA in connection with an arbitration conducted under the auspices of the AAA.

(c) Confidentiality. All proceedings and documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceeding, their counsel, witnesses and experts, the Arbitrator, and, if involved, the court and court staff. All documents filed with the Arbitrator or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subparagraph concerning confidentiality.

(d) Enforceability. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitration award. Except as provided above, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section 15.10.

15.11 Governing Law; Jurisdiction. The Agreement shall be governed by and construed in accordance with the law of the State of New York, without reference to that body of law concerning choice of law or conflicts of law, except that the General Corporation Law of the State of Delaware (“GCL”) shall apply to all matters governed by the GCL, including without limitation matters concerning the validity of grants of stock options and actions of the Board or Committee. The Company and the Employee agree that, subject to the agreement to arbitrate disputes set forth in Section 15.10, the

Form for Executive Officers Outside of any Equity Plan (with Change of Control)

sole and exclusive judicial venues for any dispute, difference, cause of action or legal action of any kind that any party, or any officer, director, employee, agent or permitted successor or assign of any party, relating in any manner whatsoever to Employee’s employment by the Company or WTAM, as the case may be, or to the termination thereof, including without limitation all disputes arising this Agreement (a “Proceeding”), shall be (a) the United States District Court for the Southern District of New York, if such court has statutory jurisdiction over the Proceeding and (b) the Supreme Court of the State of New York in the County of New York (collectively, the “New York Courts”). Each of the parties hereby expressly (i) consents to the personal jurisdiction of each of the New York Courts with respect to any Proceeding; (ii) agrees that service of process in any Proceeding may be effected upon such party in the manner set forth in Section 15.1 (as well as in any other manner prescribed by law); and (iii) waives any objection, whether on the grounds of venue, residence or domicile or on the ground that the Proceeding has been brought in an inconvenient forum, to any Proceeding brought in either of the New York Courts. Notwithstanding the foregoing, nothing in this paragraph alters the parties’ agreement to arbitrate disputes as set forth in Section 15.10. As used in this Section 15.11, the “Company” shall refer to the Company and to WTAM and all successors and assigns of either of them.

[Balance of page left blank intentionally. Signature page follows.]

Form for Executive Officers Outside of any Equity Plan (with Change of Control)

IN WITNESS WHEREOF, the parties hereto have signed this Stock Option Agreement effective as of the Grant Date indicated below.

WISDOMTREE INVESTMENTS, INC.

By:
Jonathan L. Steinberg, Chief Executive Officer

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

Schedule A

Name of Employee:                                                   Grant Date:

Total Number of Option Shares:                              Exercise Price:

Number of Option Shares Exercisable on                             :

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

Confirmation

WisdomTree Asset Management, Inc. hereby executes this Agreement solely to confirm its agreement to be bound by the term and provisions of Sections 15.10 and 15.11 hereof.

WISDOMTREE ASSET MANAGEMENT, INC.

By:
Jonathan L. Steinberg, Chief Executive Officer

Acceptance

The Employee hereby acknowledges: I have received a copy of this Agreement; I have had the opportunity to consult legal counsel in regard to this Agreement, and have availed myself of that opportunity to the extent I wish to do so (I understand the Company’s attorneys represent the Company and not myself, and I have not relied on any advice from the Company’s attorneys); I have read and understand this agreement; I AM FULLY AWARE OF LEGAL EFFECT OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE EFFECT OF SECTION 15.10 CONCERNING ARBITRATION; and I have entered into this Agreement freely and voluntarily and based on my own judgment and not on any representations and promises other than those contained in this Agreement. The Employee accepts these Shares subject to all the terms and conditions of this Agreement.

EMPLOYEE SIGNATURE

Form for Executive Officers Outside of any Equity Plan (with Change of Control)

EXHIBIT A

FORM OF NOTICE OF EXERCISE OF OPTION

Insert Date:

WisdomTree Investments, Inc.

380 Madison Avenue, 21st Floor

New York, New York 10017

Attention: Stock Option Committee of the Board of Directors

Re: Purchase of Option Shares

Gentlemen:

In accordance with my Stock Option Agreement dated as of                      (“Agreement”) with WisdomTree Investments, Inc. (the “Company”), I hereby irrevocably elect to exercise the right to purchase                      shares of the Company’s common stock, par value $.01 per share (“Common Stock”), which are being purchased for investment and not for resale.

As payment for my shares, enclosed is (check and complete applicable box[es]):

( )	a [personal check] [certified check] [bank check] payable to the order of “Individual Investor Group, Inc.” in the sum of $ ;

( )	confirmation of wire transfer in the amount of $ ;

( )	certificate for shares of the Company’s Common Stock, free and clear of any encumbrances, duly endorsed, having a Fair Market Value (as such term is defined in the defined in the 2005 Performance Equity Plan) of $ ; and/or

( )	the surrender of that portion of the Option representing the right to purchase Option Shares with a “value” as defined in Section 8.3.3 (b) of the Agreement.

I hereby represent, warrant to, and agree with, the Company that:

(i) I have acquired the Option and shall acquire the Option Shares for my own account and not with a view towards the distribution thereof;

(ii) I have received a copy of all reports and documents required to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, within the last twenty-four (24) months and all reports issued by the Company to its stockholders, or a copy of the Company’s current information made available to the public pursuant to Commission Rule 15c2-1;

(iii) I understand that I must bear the economic risk of the investment in the Option Shares, which cannot be sold by me unless they are registered under the Securities Act of 1933 (the “1933 Act”) or an exemption therefrom is available thereunder and that the Company is under no obligation to register the Option Shares for sale under the 1933 Act;

Form for Executive Officers Outside of any Equity Plan (with Change of Control)

(iv) in my position with the Company, I have had both the opportunity to ask questions and receive answers from the officers and directors of the Company and all persons acting on its behalf concerning the terms and conditions of the offer made hereunder and to obtain any additional information to the extent the Company possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of the information obtained pursuant to clause (ii) above;

(v) I am aware that the Company shall place stop transfer orders with its transfer agent against the transfer of the Option Shares in the absence of registration under the 1933 Act or an exemption therefrom as provided herein;

(vi) my rights with respect to the Option Shares shall, in all respects, be subject to the terms and conditions of the this Agreement; and

(vii) the certificates evidencing the Option Shares may bear the following legends:

“The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933. The shares may not be sold or transferred in the absence of such registration or an exemption therefrom under said Act.”

“The shares represented by this certificate have been acquired pursuant to a Stock Option Agreement between the Company and the holder, a copy of which is on file with the Company, and may not be transferred, pledged or disposed of except in accordance with the terms and conditions thereof.”

Kindly forward to me my certificate at your earliest convenience.

Very truly yours,

(Signature)	(Address)

(Print Name)	(Address)

(Social Security Number)